Exhibit 99.1

[LOGO OF NAVIGANT]

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Financial Officer	Jaffoni & Collins Incorporated
(303) 706-0778	(212) 835-8500 or FLYR@jcir.com

FOR IMMEDIATE RELEASE

NAVIGANT INTERNATIONAL (FLYR) SIGNS

AMENDMENTS TO CREDIT FACILITY AND SENIOR SECURED NOTES

Denver, CO; July 28, 2003—Navigant International, Inc. (Nasdaq: FLYR), the second largest provider of corporate travel management services in the United States, announced today it has signed amendments to its bank credit facility as well as its senior secured notes. The amendments modify certain terms and conditions of both Navigant’s credit facility and its senior secured notes. These amendments also continue certain restrictions on the company included in earlier amendments. The amendment to the bank credit facility also reflects Navigant’s election to reduce the amount available under the facility from $135 million to $125 million. Upon the closing of the amendments, Navigant will be in compliance with the leverage covenants in the agreements with its lenders.

As of June 29, 2003, outstanding total debt under Navigant’s bank credit facility and its Senior Secured Notes was approximately $167 million, consisting of $80 million in Senior Secured Notes and $87 million in borrowings under its bank credit facility. Navigant has previously indicated that it expects free cash flow to approach $15 to $20 million in 2003, which will be used to continue its debt reduction program.

Navigant will report its 2003 second quarter results and host a conference call on Tuesday, July 29, 2003 at 11:00 am EDT. The conference call number is 800-219-6110; please call 10 minutes in advance to be connected prior to the presentation. A live Webcast of the call will be available on www.companyboardroom.com (requires a Windows Media Player).

Following its completion, a replay of the call can be accessed for two weeks by dialing 303-590-3000; access code 544724#. A replay of the Webcast will be available for 30 days at www.companyboardroom.com.

About Navigant International (www.navigant.com)

Denver-based Navigant International, Inc. is the second largest travel management business services provider in North America with more than 13,000 corporate, government, military, leisure, and meetings and incentive clients. The Company’s “bricks and clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR™ powered reporting tools; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. With more than $4 billion in annual gross airline ticket sales, the Company currently employs more than 4,300 Associates and has operations in more than 1,300 locations in 19 countries and U.S. territories. Navigant’s shares are traded on the NASDAQ National Market under the ticker symbol “FLYR.” For more information on the Company, visit www.navigant.com.

This news release contains forward-looking statements, including statements about the Company’s growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors described in the Company’s report on Form 8-K, dated January 21, 1999, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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